EXHIBIT 3.1.1


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             DENTAL RESOURCES, INC.

         The following Restated Articles of Incorporation supersede the original Articles and all amendments to them.

                                    ARTICLE 1

                                      NAME

         1.1) The name of the corporation shall be Dental Resources, Inc.

                                    ARTICLE 2

                                REGISTERED OFFICE

         2.1) The location and post office address of the registered office of the corporation shall be 4530 IDS Center, Minneapolis, Minnesota 55402.

                                    ARTICLE 3

                                    PURPOSES

         3.1) The corporation shall have general business purposes.

                                    ARTICLE 4

                                  CAPITAL STOCK

         4.1) Authorized Capital Stock - The authorized common stock of this corporation shall be Ten Million (10,000,000) shares with par value of one cent ($0.01). All shares are to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the statutes of Minnesota.

         4.2) Voting Rights - Each holder of record of the common stock of the corporation shall be entitled to one (1) vote for each share of common stock held by him at each meeting of the shareholders and in respect to any matter on which the shareholders have a right to vote. The right to vote shall be subject to the provisions of the by-laws of the corporation in effect from time to time with respect to closing the transfer books and fixing a record date for the determination of shareholders entitled to vote. Cumulative voting for directors is not permitted.

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         4.3) Pre-emptive Rights - The shareholders of the corporation shall not have the preemptive right of subscription to any shares of common or preferred stock of the corporation to be issued or sold, or hereafter authorized, or any obligations or securities exchangeable for or convertible into stock of the corporation which has not yet been authorized.

         4.4) Stock Rights and Options - The Board of Directors shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

         4.5) Dividends - The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, any and all dividends, payable either in cash, in property or in shares of the capital stock of the corporation. The Board of Directors may authorize dividends only if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend.

         4.6) Other Distributions - The Board of Directors may authorize, and the holders of the common stock may receive, distributions other than dividends only if the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

         4.7) Board of Directors' Powers - The capital stock may be issued as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unissued, any or all of the following: dividend rate; redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class.

                                    ARTICLE 5

                                    DIRECTORS

         5.1) The names and post office addresses of the persons who are members of the present Board of Directors are as follows:

         William H. Murphy                  Michael P. Manuel
         105 Grand Avenue                   6315 Baker Avenue Northeast
         Wayzata, MN 55391                  Minneapolis, MN 55432

         Douglas B. Murphy                  George E. Kline
         2265 Daniel Street                 7101 York Avenue South
         Long Lake, MN 55436                Edina, MN 55435

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         5.2) The Board of Directors is expressly authorized to make and alter by-laws of this corporation subject to the power of the shareholders to change or repeal such by-laws; provided, that after the adoption of the initial by-laws under these Restated Articles of Incorporation, the Board of Directors shall not adopt, amend or repeal any by-laws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications or terms of office, but the Board of Directors may adopt or amend a by-law to increase the number of directors.

                                    ARTICLE 6

                     VOLUNTARY TRANSFER OF CORPORATE ASSETS

         6.1) The holders of a majority of all the shares entitled to vote at any duly constituted meeting of the shareholders shall have the power to authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of this corporation, including its goodwill, upon such terms and conditions and for such consideration as the Board of Directors deems advisable; to adopt or reject an agreement of merger, provided, however, that notice of such proposal shall have been mailed to each shareholder entitled to vote at such meeting at least fourteen (14) days prior to such meeting, or the written consent of such shareholder is given to such action as provided by statute.

                                    ARTICLE 7

                              AMENDMENT OF ARTICLES

         7.1) The holders of a majority of all shares entitled to vote at any duly constituted meeting of the shareholders shall have the power to amend, alter or repeal the Articles of Incorporation to the extent and manner prescribed by the laws of the State of Minnesota.